News Release

For Immediate Release:	For More Information, Contact:
October 25, 2023	Elaine Pozarycki
984-900-2457

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $29.9 million, or $0.73 per diluted common share, for the three months ended September 30, 2023 compared to $29.4 million, or $0.71 per diluted common share, for the three months ended June 30, 2023 ("linked quarter") and $37.9 million, or $1.06 per diluted common share, recorded in the third quarter of 2022. For the nine months ended September 30, 2023, the Company recorded net income of $74.5 million, or $1.81 per diluted common share, compared to $108.5 million, or $3.04 per diluted common share, for the nine months ended September 30, 2022.

On January 1, 2023, the Company completed its acquisition of GrandSouth Bancorporation ("GrandSouth"). Comparisons for the financial periods presented are impacted by the GrandSouth acquisition which contributed $1.02 billion in loans and $1.05 billion in deposits. The results for the nine months ended September 30, 2023 include merger expenses totaling $13.5 million and an initial loan loss provision of $12.2 million for acquired loans.

Richard H. Moore, CEO and Chairman of the Company, stated, “Our Company has demonstrated once again that our deposit base is very stable, comparatively low cost, diversified and growing. We are a relationship-driven bank and it has paid off in this market. When you consider our deposit base, our low loan-to-deposit ratio, strong credit quality, and almost no large office building credit exposure, we are confident about our ability to stay well-positioned for the remainder of the year and into next year.”

Third Quarter 2023 Highlights

•Loans totaled $8.0 billion at September 30, 2023, with growth for the quarter of $129.4 million, an annualized growth rate of 6.5%.
•Total market deposits (exclusive of brokered deposits) grew $66.7 million for the quarter, an annualized growth rate of 2.6%.
•Noninterest-bearing demand accounts remained strong at 34% of total deposits at quarter end.
•Total loan yield increased to 5.32%, up 83 basis points from the third quarter of 2022, with accretion on purchased loans contributing 16 basis points to loan yield.
•While deposit rates increased during the quarter, total cost of funds remained low at 1.46% for the quarter ended September 30, 2023.
•The on-balance sheet liquidity ratio was 14.4% at September 30, 2023. Available off-balance sheet sources totaled $2.2 billion at quarter end, resulting in a total liquidity ratio of 30.2%.
•Credit quality continued to be strong with a nonperforming assets ("NPA") to total assets ratio of 0.32% as of September 30, 2023, down from 0.39% for the comparable period of 2022.
•Capital remained strong with a total common equity tier 1 ratio of 12.93% (estimated) and a total risk-based capital ratio of 15.26% (estimated) as of September 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2023 was $84.7 million compared to $85.3 million recorded in the third quarter of 2022, a nominal decrease of 0.7%. Net interest income for the current quarter decreased 2.6% from the $87.0 million reported for the linked quarter. Average interest-earning assets for the third quarter of 2023 increased 13.7% from the comparable period of the prior year, with growth primarily in loans resulting from both organic growth and the GrandSouth acquisition.

Despite the higher level of earning assets, the market-driven increases in rates on liabilities, which have occurred at a more rapid pace than increased yields on assets, resulted in the reduction in net interest income and net interest margin ("NIM") as compared to the prior periods.

The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) declined year-over-year with the third quarter of 2023 reporting a tax-equivalent NIM of 2.97% compared to 3.40% for the third quarter of 2022. The lower NIM was due to rising market interest rates driving higher cost of funds which outpaced the increase in loan yields over the same period. While loan yields rose from 4.49% for the third quarter of 2022 to 5.32% for the current period, the total cost of funds increased from 0.12% for the third quarter of 2022 to 1.46% for the quarter ended September 30, 2023. There has been some deceleration of the pace of increase of the Company's cost of funds; however, it is anticipated there may continue to be some compression in the NIM given the percentage of fixed rate loans in the Company's loan portfolio.

	For the Three Months Ended
YIELD INFORMATION	September 30, 2023	June 30, 2023	September 30, 2022

Yield on loans	5.32%	5.26%	4.49%
Yield on securities	1.75%	1.77%	1.71%
Yield on other earning assets	4.58%	4.60%	2.27%
Yield on total interest-earning assets	4.31%	4.25%	3.49%

Rate on interest-bearing deposits	1.95%	1.68%	0.13%
Rate on other interest-bearing liabilities	5.88%	5.68%	3.99%
Rate on total interest-bearing liabilities	2.20%	1.96%	0.21%
Total cost of funds	1.46%	1.29%	0.12%

Net interest margin (1)	2.95%	3.05%	3.38%
Net interest margin - tax-equivalent (2)	2.97%	3.08%	3.40%
Average prime rate	8.43%	8.16%	5.35%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Included in interest income for the third quarter of 2023 was total loan discount accretion of $3.2 million compared to $2.6 million for the third quarter of 2022, with the increase being primarily related to the GrandSouth acquisition. Loan discount accretion had an 11 basis points positive impact on the Company's NIM in the third quarter of 2023 compared to accretion contributing 10 basis points to NIM for the prior year quarter.

The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	September 30, 2023	June 30, 2023	September 30, 2022

Interest income - increased by accretion of loan discount on acquired loans	$2,766	3,159	1,519
Interest income - increased by accretion of loan discount on retained portions of SBA loans	437	426	1,032
Total interest income impact	3,203	3,585	2,551
Interest expense - (increased) reduced by (discount accretion) premium amortization of deposits	(709)	(878)	121
Interest expense - increased by discount accretion of borrowings	(215)	(212)	(64)
Total net interest expense impact	(924)	(1,090)	57
Total impact on net interest income	$2,279	2,495	2,608

Provision for Credit Losses and Credit Quality

For the three months ended September 30, 2023 and September 30, 2022, the Company recorded $1.2 million and $5.1 million in provision for loan losses, respectively. The provision for the current quarter was driven by the loan growth experienced during the quarter, combined with updated prepayment speed estimates which are a key assumption in the CECL model. The higher interest rate environment has resulted in slower prepayment speed estimates, thus increasing the projected allowance for credit losses ("ACL") required. Loss driver assumptions were also updated with the lower loss rate estimates resulting in offsetting reductions to the ACL reserve estimate.

During the third quarter of 2023, the Company recorded a $1.2 million reversal of the provision for unfunded commitments, compared to a provision for unfunded commitments of $0.3 million for the third quarter of 2022. The current quarter's reversal related primarily to a reduction in the amount of available lines of credit and the updated loss driver assumptions reducing the loss rate estimates. The reserve for unfunded commitments totaled $11.8 million at September 30, 2023 and is included in the line item "Other Liabilities".

The combination of the above provisions for credit losses and unfunded commitments resulted in an income statement impact of $0 for the third quarter of 2023 as compared to $5.4 million for the third quarter of 2022.

Asset quality remained strong with annualized net loan charge-offs of 0.11% for the third quarter of 2023. Total NPAs amounted to $38.8 million at September 30, 2023, or 0.32% of total assets, down from $40.7 million, or 0.39% of total assets, at September 30, 2022. Nonaccrual loans declined $3.0 million from the linked quarter, with the higher number and volume of modifications to borrowers experiencing financial distress accounting for the increase in total NPAs during the current quarter.

The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	September 30, 2023	June 30, 2023	September 30, 2022

Nonperforming assets
Nonaccrual loans	$26,884	29,876	28,669
Modifications to borrowers in financial distress	10,723	4,862	—
Troubled debt restructurings - accruing (1)	—	—	11,355
Total nonperforming loans	37,607	34,738	40,024
Foreclosed real estate	1,235	1,077	658
Total nonperforming assets	$38,842	35,815	40,682

Asset Quality Ratios
Quarterly net charge-offs to average loans - annualized	0.11%	0.04%	0.04%
Nonperforming loans to total loans	0.47%	0.44%	0.61%
Nonperforming assets to total assets	0.32%	0.30%	0.39%
Allowance for credit losses to total loans	1.35%	1.38%	1.33%

(1) The Company implemented ASU 2022-02 effective January 1, 2023 eliminating TDR accounting.

Noninterest Income

Total noninterest income for the third quarter of 2023 was $15.2 million, a 10.3% decrease from the $16.9 million recorded for the third quarter of 2022 and a 6.6% increase from the linked quarter. The primary factors driving fluctuations among the periods presented were as follows:

•The increase in "Service charges on deposit accounts" between periods was primarily driven by the higher number of customer accounts resulting from the GrandSouth acquisition and organic growth.
•The year-over-year decline in "Other service charges, commissions and fees" was related to the lower interchange fees beginning during the third quarter of 2022 as a result of the Durbin Amendment limitations becoming applicable to the Company.
•SBA loan sale gains were up from the linked quarter of 2023 and the comparable quarter of 2022, while year to date results for 2023 continued to lag 2022 due primarily to slower loan originations earlier in the current year combined with lower premiums available on SBA loan sales given the current market conditions.
•Other gains for the third quarter and year to date period of 2022 included death benefits realized on bank-owned life insurance policies. There were no large or unusual transactions in 2023 giving rise to large gains or losses.

Noninterest Expenses

Noninterest expenses amounted to $62.2 million for the third quarter of 2023 compared to $61.6 million for the linked quarter and $48.7 million for the third quarter of 2022.

The 27.8% increase in total noninterest expenses from the prior year period was primarily driven by increased compensation expense of $7.4 million, or 25.8%, and other facilities-related and support costs associated with the acquisition of eight GrandSouth branch locations and related branch and support personnel. Intangible amortization increased $1.1 million (119.7%) from the third quarter of 2022 to the third quarter of 2023 as a direct result of the core deposit intangibles added with the GrandSouth acquisition. Other operating expenses increased $5.5 million (39.7%) from the third quarter of 2022 driven by: (1) increases in data processing and software expense for the additional transaction and account volumes and investments in new software systems; (2) FDIC insurance increases related to the deposits acquired from GrandSouth and the general FDIC rate increase effective January 1, 2023; and (3) higher check fraud and other non-credit losses experienced to date in 2023.

Balance Sheet

Total assets at September 30, 2023 amounted to $12.0 billion, down $55.0 million from the linked quarter and growing 13.9% from a year earlier. The decrease from the linked quarter was primarily related to lower cash and borrowing balances from normal balance sheet fluctuations. Increases in loans during the quarter were essentially offset by lower balances of investment securities. The growth from a year earlier was driven by the acquisition of GrandSouth, combined with organic loan and deposit growth during the period.

Quarterly average balances for key balance sheet accounts are presented below.

	For the Three Months Ended
AVERAGE BALANCES ($ in thousands)	September 30, 2023	December 31, 2022	September 30, 2022	Change 3Q23 vs 3Q22

Total assets	$12,005,778	10,579,187	10,567,133	13.6%
Investment securities, at amortized cost	3,180,845	3,325,652	3,378,383	(5.8)%
Loans	7,939,783	6,576,415	6,389,996	24.3%
Earning assets	11,405,306	10,161,108	10,028,388	13.7%
Deposits	10,180,046	9,275,909	9,299,278	9.5%
Interest-bearing liabilities	7,071,407	5,779,958	5,661,339	24.9%
Shareholders’ equity	1,303,249	1,003,031	1,087,763	19.8%

Total investment securities were $2.6 billion at September 30, 2023, a decrease of $121.7 million from the linked quarter and $246.5 million from September 30, 2022. The investment securities portfolio continues to decline as cash flows from amortizing investments are utilized to fund loan growth and fluctuations in deposits. The unrealized loss on available for sale securities totaled $521.7 million at September 30, 2023, representing an increase of $81.5 million from the linked quarter and $77.6 million from year end. The Company has the intent to hold, and will not be required to sell, investments with unrealized losses until maturity or recovery of the amortized cost as market conditions change.

Total loans amounted to $8.0 billion at September 30, 2023, an increase of $129.4 million from the linked quarter and $1.5 billion, or 23.0%, from September 30, 2022. Excluding the GrandSouth acquisition, organic loan growth was $341.8 million for 2023 year to date, representing an annualized growth rate of 5.9%.

As presented below, our total loan portfolio mix has remained consistent. There were no notable concentrations in geographies or industries, including in office or hospitality categories. The Company's exposure to non-owner occupied office loans represented approximately 5.8% of the total portfolio at September 30, 2023, and the average size of these loans was $1.4 million. Non-owner occupied office loans are generally in non-metro markets and the top 10 loans in this category represent less than 2% of the total loan portfolio.

The following table presents the balance and portfolio percentage by loan category for each period.

	September 30, 2023		June 30, 2023		September 30, 2022
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$893,910	11%	888,391	11%	617,538	10%
Construction, development & other land loans	1,008,289	13%	1,109,769	14%	919,236	14%
Commercial real estate - owner occupied	1,252,259	16%	1,222,189	16%	1,038,877	16%
Commercial real estate - non-owner occupied	2,509,317	31%	2,423,262	31%	2,095,283	32%
Multi-family real estate	405,161	5%	392,120	5%	339,065	5%
Residential 1-4 family real estate	1,560,140	19%	1,461,068	18%	1,132,552	17%
Home equity loans/lines of credit	331,108	4%	334,566	4%	323,218	5%
Consumer loans	67,169	1%	67,077	1%	60,651	1%
Loans, gross	8,027,353	100%	7,898,442	100%	6,526,420	100%
Unamortized net deferred loan fees	(316)		(813)		(1,134)
Total loans	$8,027,037		7,897,629		6,525,286

Total deposits amounted to $10.2 billion at September 30, 2023, an increase of $1.0 billion, or 10.9%, from September 30, 2022, primarily driven by the GrandSouth acquisition. Organic market deposit growth (excluding the acquired deposits and brokered deposits) was $66.7 million for the third quarter of 2023 and $220.7 million since year end. Quarterly organic market growth represents an annualized growth rate of 3.0%.

The Company has a diversified and granular deposit base which has remained stable with continued growth in core deposits, primarily noninterest-bearing checking accounts and money market accounts. At quarter end, noninterest-bearing deposits accounted for 34% of total deposits, down slightly from 36% in the linked quarter. As of September 30, 2023, the estimated insured deposits totaled $6.4 billion or 63.0% of total deposits. In addition, there were collateralized deposits at that date of $804.6 million such that approximately 70.9% of our total deposits were insured or collateralized at the current quarter end.

Our deposit mix has remained consistent historically and has not significantly changed with the addition of GrandSouth as presented in the table below.

	September 30, 2023		June 30, 2023		September 30, 2022
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,503,050	34%	3,639,930	36%	3,748,207	41%
Interest-bearing checking accounts	1,458,855	14%	1,454,489	14%	1,551,450	17%
Money market accounts	3,635,523	36%	3,411,072	34%	2,432,926	26%
Savings accounts	638,912	6%	658,473	6%	751,895	8%
Other time deposits	626,870	6%	638,751	6%	485,738	5%
Time deposits >$250,000	359,704	4%	353,473	4%	259,055	3%
Total market deposits	10,222,914	100%	10,156,188	100%	9,229,271	100%
Brokered deposits	12,489	—%	12,381	—%	—	—%
Total deposits	$10,235,403	100%	10,168,569	100%	9,229,271	100%

Capital

The Company remains well-capitalized by all regulatory standards, with an estimated total risk-based capital ratio at September 30, 2023 of 15.26%, up from the linked quarter ratio of 15.09% and the 14.84% ratio reported at September 30, 2022.

The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity to tangible assets ratio ("TCE") which was 6.49% at September 30, 2023, a decrease of 30 basis points from the linked quarter and an increase of 51 basis points from the prior year period. The decrease in TCE for the current quarter was driven by changes in AOCI, partially offset by earnings. As discussed above, the AOCI balance deteriorated relative to the increase in unrealized loss on available for sale securities as of September 30, 2023.

CAPITAL RATIOS	September 30, 2023 (estimated)	June 30, 2023	September 30, 2022

Tangible common equity to tangible assets (non-GAAP)	6.49%	6.79%	5.98%
Common equity tier I capital ratio	12.93%	12.75%	12.76%
Tier I leverage ratio	10.72%	10.47%	10.21%
Tier I risk-based capital ratio	13.71%	13.54%	13.59%
Total risk-based capital ratio	15.26%	15.09%	14.84%

Liquidity

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities, and other marketable assets) and off-balance sheet (readily available lines of credit or other funding sources). The Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.

The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at September 30, 2023 was 14.4%. In addition, the Company had approximately $2.2 billion in available lines of credit at that date resulting in a total liquidity ratio of 30.2%. The increase of $462,000 in available lines during the third quarter of 2023 was a result of additional loan collateral being transferred to the FHLB to enhance the levels of off-balance sheet liquidity availability to meet demands, as necessary.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.0 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT ($ in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest income
Interest and fees on loans	$106,514	102,963	72,239	308,857	201,518
Interest on investment securities	14,054	14,183	14,565	42,783	43,312
Other interest income	3,283	4,015	1,486	10,546	3,016
Total interest income	123,851	121,161	88,290	362,186	247,846
Interest expense
Interest on deposits	32,641	27,328	1,848	78,887	5,204
Interest on borrowings	6,508	6,848	1,108	19,125	2,160
Total interest expense	39,149	34,176	2,956	98,012	7,364
Net interest income	84,702	86,985	85,334	264,174	240,482
Provision for loan losses	1,200	3,700	5,100	16,351	8,600
(Reversal of) provision for unfunded commitments	(1,200)	(1,339)	300	(1,487)	(1,200)
Total provision for credit losses	—	2,361	5,400	14,864	7,400
Net interest income after provision for credit losses	84,702	84,624	79,934	249,310	233,082
Noninterest income
Service charges on deposit accounts	4,661	4,114	4,166	13,012	11,407
Other service charges, commissions, and fees	5,450	5,650	6,312	16,677	21,200
Fees from presold mortgage loans	325	557	376	1,288	1,951
Commissions from sales of financial products	1,207	1,413	1,391	3,926	3,487
SBA consulting fees	478	409	479	1,408	1,963
SBA loan sale gains	1,101	696	479	2,052	4,581
Bank-owned life insurance income	1,104	1,066	962	3,216	2,880
Other gains, net	851	330	2,747	1,369	5,958
Total noninterest income	15,177	14,235	16,912	42,948	53,427
Noninterest expenses
Salaries expense	29,394	28,676	24,416	87,391	71,669
Employee benefit expense	6,539	6,165	4,156	19,097	16,044
Occupancy and equipment related expense	5,003	4,972	4,847	15,042	14,171
Merger and acquisition expenses	—	1,334	548	13,506	4,769
Intangibles amortization expense	1,953	2,049	889	6,147	2,859
Other operating expenses	19,335	18,397	13,844	56,809	40,051
Total noninterest expenses	62,224	61,593	48,700	197,992	149,563
Income before income taxes	37,655	37,266	48,146	94,266	136,946
Income tax expense	7,762	7,863	10,197	19,809	28,443
Net income	$29,893	29,403	37,949	74,457	108,503

Earnings per common share - diluted	$0.73	0.71	1.06	1.81	3.04

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS ($ in thousands)
	At September 30, 2023	At June 30, 2023	At December 31, 2022	At September 30, 2022
Assets
Cash and due from banks	$95,257	101,215	101,133	83,050
Interest-bearing deposits with banks	178,332	259,460	169,185	186,465
Total cash and cash equivalents	273,589	360,675	270,318	269,515

Investment securities	2,635,866	2,757,607	2,856,193	2,882,408
Presold mortgages and SBA loans held for sale	8,060	4,953	1,282	3,710

Loans	8,027,037	7,897,629	6,665,145	6,525,286
Allowance for credit losses on loans	(108,198)	(109,230)	(90,967)	(86,587)
Net loans	7,918,839	7,788,399	6,574,178	6,438,699

Premises and equipment	151,981	152,443	134,187	134,288
Operating right-of-use lease assets	17,604	18,375	18,733	19,230
Intangible assets	513,629	515,847	376,938	378,150
Bank-owned life insurance	182,764	181,659	164,592	164,793
Other assets	275,628	253,040	228,628	225,069
Total assets	$11,977,960	12,032,998	10,625,049	10,515,862

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,503,050	3,639,930	3,566,003	3,748,207
Interest-bearing deposit accounts	6,732,353	6,528,639	5,661,526	5,481,064
Total deposits	10,235,403	10,168,569	9,227,529	9,229,271

Borrowings	401,843	481,658	287,507	226,476
Operating lease liabilities	18,348	19,109	19,391	19,847
Other liabilities	64,683	66,020	59,026	55,771
Total liabilities	10,720,277	10,735,356	9,593,453	9,531,365

Shareholders’ equity
Common stock	962,644	960,851	725,153	724,694
Retained earnings	695,791	674,933	648,418	617,839
Stock in rabbi trust assumed in acquisition	(1,375)	(1,365)	(1,585)	(1,585)
Rabbi trust obligation	1,375	1,365	1,585	1,585
Accumulated other comprehensive loss	(400,752)	(338,142)	(341,975)	(358,036)
Total shareholders’ equity	1,257,683	1,297,642	1,031,596	984,497
Total liabilities and shareholders’ equity	$11,977,960	12,032,998	10,625,049	10,515,862

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION

	For the Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

PERFORMANCE RATIOS (annualized)
Return on average assets (1)	0.99%	0.98%	0.51%	1.44%	1.42%
Return on average common equity (2)	9.10%	8.97%	4.83%	15.20%	13.84%
Return on average tangible common equity (3)	15.05%	14.79%	8.16%	20.96%	21.25%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.22	0.22	0.22
Stated book value - common	$30.61	31.59	31.72	28.89	27.57
Tangible book value - common (non-GAAP)	$18.11	19.03	19.08	18.34	16.98
Common shares outstanding at end of period	41,085,498	41,082,678	40,986,990	35,704,154	35,711,754
Weighted average shares outstanding - diluted	41,199,058	41,129,100	41,112,692	35,614,972	35,703,446

CAPITAL INFORMATION (estimates for current quarter)
Tangible common equity to tangible assets	6.49%	6.79%	6.60%	6.39%	5.98%
Common equity tier I capital ratio	12.93%	12.75%	12.53%	13.02%	12.76%
Total risk-based capital ratio	15.26%	15.09%	14.88%	15.09%	14.84%

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) Calculated by dividing annualized net income by average tangible common equity.

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Net interest income - tax-equivalent (1)	$85,442	87,684	93,186	85,094	86,026
Taxable equivalent adjustment (1)	740	699	700	722	692
Net interest income	84,702	86,985	92,486	84,372	85,334
Provision for loan losses	1,200	3,700	11,451	4,000	5,100
(Reversal of) provision for unfunded commitments	(1,200)	(1,339)	1,051	1,000	300
Noninterest income	15,177	14,235	13,536	14,558	16,912
Merger and acquisition costs	—	1,334	12,182	303	548
Other noninterest expense	62,224	60,259	61,993	45,354	48,152
Income before income taxes	37,655	37,266	19,345	48,273	48,146
Income tax expense	7,762	7,863	4,184	9,840	10,197
Net income	29,893	29,403	15,161	38,433	37,949

Earnings per common share - diluted	$0.73	0.71	0.37	1.08	1.06

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.